Exhibit 10.16
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Fiberxon (Chengdu) Technology Co., Ltd. (the “Company”), and Ying “Jack” Lu (a holder of People’s Republic of China (the “PRC”) identity card number 110108621217549, the “Executive”) in Chengdu, Sichuan Province, PRC, effective on the date indicated below. (Company and Executive are sometimes referred to herein as “party” or collectively as the “parties.”)
RECITALS
     WHEREAS, the Company’s parent entity Fiberxon, Inc., a Delaware corporation, and MRV Communications, Inc., a Delaware corporation (“MRV”), along with other affiliated parties, entered into an Agreement and Plan of Merger dated January 26, 2007, amended as of June 26, 2007 (as amended, the “Merger Agreement”);
     WHEREAS, prior to the consummation of the transactions contemplated in the Merger Agreement, Executive served as an executive for one of Fiberxon, Inc.’s affiliated entities, and has continued to serve in that capacity after the date of the Merger Agreement;
     WHEREAS, subsequent to the completion of the transactions contemplated in the Merger Agreement, MRV anticipates combining Fiberxon, Inc., including the Company and its other affiliated entities, with MRV’s wholly-owned subsidiary, Luminent, Inc., a Delaware corporation;
     WHEREAS, Company and Executive now mutually desire to enter into this Agreement for Executive to be employed by the Company, pursuant to the terms of this Agreement, commencing as of, and contingent upon, the completion of the transactions contemplated in the Merger Agreement; and
     WHEREAS, as a condition of employment with the Company and the Merger Agreement, Executive will be required to execute certain documents to protect the confidential information and business interests of the Company and Fiberxon, Inc. as set forth in the Merger Agreement, and as may be requested by the Company or Luminent, Inc. during the employment of Executive;
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:
ARTICLE 1
EMPLOYMENT
     Company hereby employs Executive and Executive hereby accepts employment from Company, effective as of the completion of the Closing Date as that term is defined in the Merger

Agreement (hereinafter, the “Effective Date”). Executive agrees to perform the services and to comply faithfully with his obligations of employment, under the terms and conditions specified in this Agreement, and pursuant to the policies and procedures of the Company that may be issued from time to time.
ARTICLE 2
TERM
     Section 2.1 Term of Employment.
     Unless terminated earlier pursuant to the provisions of Article 5 below, the term of employment under this Agreement is for one (1) year (the “Term of Employment”), commencing from the Effective Date.
     Section 2.2 Renewal.
     The Agreement will automatically renew on its initial expiration date, and on each successive anniversary date thereafter for an additional one (1) year Term of Employment, unless either party gives written notice thirty (30) days prior to the expiration date that the Agreement is not being renewed. This Agreement and the employment relationship shall terminate on the expiration date if the Agreement is not renewed by either party.
ARTICLE 3
COMPENSATION AND BENEFITS
     Section 3.1 Annual Base Salary. For all of the services to be rendered by Executive hereunder, Company shall pay to Executive an annual base salary equivalent to One Hundred Seventy Five Thousand U.S. Dollars ($175,000.00) per year (“Salary”), beginning on the Effective Date of this Agreement. Salary shall be paid in U.S. Dollars in regular installments pursuant to the Company’s general payroll practices as in effect from time to time, and shall be subject to standard payroll deductions and withholdings as required by applicable law. Executive will be responsible for all tax liabilities worldwide and social insurance premiums as required by the applicable laws, and a corresponding amount will be withheld by the Company from Salary and paid to the relevant tax authority and social insurance authority on Executive’s behalf.
     Section 3.2 Adjustment to Salary. Executive’s Salary may be changed from time to time by mutual agreement of the Executive and the Company. Any such agreement shall be evidenced by a written amendment of this Agreement and signed by both parties. The impact of the currency exchange rate on competitive salary level will be reviewed annually as a part of Executive’s standard review and taken into consideration when setting Executive’s annual salary.
     Section 3.3 Annual Bonus. Executive will be eligible to receive an annual bonus of Forty Thousand U.S. Dollars ($40,000.00), less applicable deductions and withholdings as required by applicable law, upon achievement of performance objectives to be determined by the

Board of Directors of Luminent, Inc., in consultation with the CEO, in its sole discretion (“Bonus”). Executive’s Bonus for calendar year 2007 will be calculated on an annual basis. Objectives will be established within sixty (60) days of the Effective Date for the Bonus for calendar year 2007 and within ninety (90) days after the commencement of each calendar year thereafter. Up to an aggregate of fifty percent (50%) of the Bonus will be payable within forty five (45) days of the end of each calendar year quarter based on Executive’s individual performance in relation to the established objectives, and up to an aggregate of fifty percent (50%) of the Bonus will be payable based on the Luminent, Inc.’s performance in relation to the established objectives; provided, however, for calendar year 2007, the Bonus amounts allocable to the first and second quarter shall be payable with the year-end bonus and based on Fiberxon, Inc.’s and Luminent, Inc.’s performance in relation to the established objectives.
     Section 3.4 Equity Allocation. As of the Effective Date and pursuant to the Merger Agreement, the Executive shall be allocated the right to an aggregate number of Restricted Stock Units exercisable for shares of the common stock of Luminent, Inc. representing 0.18% of the total issued and outstanding common stock of Luminent, Inc., determined as of the Effective Date and after conclusion of the transactions contemplated in the Merger Agreement) (“Restricted Stock Units”) on the terms and subject to the conditions set forth in the Restricted Stock Unit Award Agreement of even date herewith by and between the Executive and Luminent, Inc. (the “Restricted Stock Unit Agreement”), attached and incorporated herein. The terms of such Restricted Stock Unit Agreement shall include the following:
     (i) The Restricted Stock shall be allocated pursuant to an incentive compensation plan to be adopted by Luminent, Inc. prior to the Effective Date (the “Plan”) and pursuant to the terms of the Restricted Stock Unit Agreement, which shall set forth the specific terms of the allocation. Subject to the terms herein, and provided that Executive remains employed by the Company after the Effective Date, the Restricted Stock will vest and be granted in the name of Executive at the rate of twenty five percent (25%) per year (on a cliff basis) commencing on the first anniversary date following the Effective Date, and continuing at the same vesting rate of twenty five percent (25%) per year until fully vested, provided that Executive continues to be employed by the Company.
     (ii) Upon the termination of Executive’s employment by the Company other than for Fault, Cause, death, disability, or resignation pursuant to Article 5 below, fifty percent (50%) of any remaining allocated but unvested Restricted Stock granted to Executive on the Effective Date, shall immediately vest and be granted to Executive as of the Termination Date, but Executive shall not be entitled to any further vesting. All non-vested Restricted Stock shall be forfeited and shall not be subject to any further vesting as of the Termination Date upon the termination of Executive’s employment by the Company for Fault or Cause, or due to Executive’s death, disability, or resignation.
     Section 3.5 Stock Options. Executive’s unvested stock options assumed and converted from Fiberxon stock options will continue to vest according to their original schedule. New Luminent, Inc. options granted at the time of the initial public offering (“IPO”) will vest according to the applicable standard vesting plan adopted by the Board of Directors of Luminent, Inc. at the time of the IPO.

     Section 3.6 Social Insurance. Executive will be eligible for the social insurance coverage and benefits as provided to the executive level employees of the Company at its Chengdu, Sichuan Province, PRC office and pursuant to relevant applicable laws of the State and Shenzhen municipality.
     Section 3.7 Global Insurance Coverage; Disability Insurance; Life Insurance. Executive will be eligible for the global insurance coverage, disability insurance coverage, and life insurance coverage as provided to the executive level employees of the Company at its Chengdu, Sichuan Province office and pursuant to the terms of such benefit plans.
     Section 3.8 Company Paid Holidays. Executive will be eligible for all Company paid holidays that are provided to employees of the Company at its Chengdu, Sichuan Province office.
     Section 3.9 Vacation Pay. Executive shall be entitled to accrue vacation according to the following formula: 15 days plus X days per year, where X is equal to the number of years Executive has been employed by the Company, including service to Fiberxon, with a total maximum annual accrual of twenty (20) days. Unused vacation days shall be rolled over to the next year, with a total maximum accrual cap of two (2) times Executive’s maximum annual accrual. Vacation accrual and usage shall be subject to the Company’s written vacation leave policies. In exercising paid leave, Executive shall take into consideration his duties and shall take leave at times mutually agreeable to Executive and Company.
     Section 3.10 Paid Sick Days. Executive will be eligible for paid sick leave pursuant to the Company’s paid sick leave policies as provided to employees at its Chengdu, Sichuan Province office.
     Section 3.11 Reimbursement of Expenses. Executive shall be reimbursed for reasonable travel, hotel, entertainment, and other business related expenses properly and necessarily incurred by him in the discharge of his employment duties, and subject to the Company’s policies in effect at the time on pre-approval of certain business expenses and reimbursement procedures. Executive shall produce satisfactory supporting vouchers, receipts, and other documentation in connection with such expenses before such reimbursement is made in accordance with applicable Company policy.
     Section 3.12 Automobile Allowance. Executive shall receive an automobile allowance of Two Hundred U.S. Dollars ($200.00) per month.
     Section 3.13 Relocation Expenses. If Executive relocates at the Company’s request, the Company shall reimburse Executive for (a) reasonable moving expenses incurred by Executive and his family during their relocation from Executive’s primary residence to a new residence within a reasonable distance from the new employment location; and (b) reasonable temporary housing and living expenses to be mutually agreed upon by the Company and Executive.

ARTICLE 4
DUTIES AND RESPONSIBILITIES
     Section 4.1 Duties of Executive. Executive agrees to serve as a member of the senior management team of the Company in a Global Vice President or equivalent position, and will report to the Chief Executive Officer, President, or other C level officer of the Company as subsequently determined by the Company, depending on the Company’s changing organizational structure. Executive shall perform the duties and functions and have the responsibilities commensurate with such position as may be assigned from time to time. Executive shall use his reasonable business efforts to promote the interests of the Company to the employees of the Company, including without limitation, using his best efforts to retain employees of the Company (and its related entities) and to deter such employees from terminating their employment and/or competing with the Company, and Executive shall foster an environment conducive to a successful post-Merger transition. Executive shall use his best skills and ability, consistent with sound business practices, to faithfully and diligently perform his duties and responsibilities hereunder. Executive shall devote his full working time and attention to the business of the Company and its related entities.
     The Executive acknowledges and agrees that he may be appointed to additional positions, office or location with the Company, or its parent company and/or related entities, for which Executive shall not be, unless otherwise agreed to in writing by the Company, entitled to additional salary or compensation in relation to that office, position or location.
     Executive during his employment with Company shall not (i) engage in any other employment or business opportunity outside of his employment with the Company that may interfere with his ability to perform his duties under this Agreement, without the express written authorization of the Company; or (ii) engage, directly or indirectly, in any other employment, business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might create a conflict of interest with, the business of Company or Company’s related entities or affiliates.
     Section 4.2 Compliance with Law. Executive agrees to comply with any and all governmental laws, regulations, and policies in connection with his actions as an employee of the Company. Executive shall conduct himself in accordance with the highest business standards as are reasonably and customarily expected of such position. Executive agrees to fully cooperate and participate in any investigation conducted by the Company relating to its interests or as may be required by applicable law.
     Section 4.3 Policies and Procedures. Executive is expected to abide by all Company policies and procedures. Company may issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees and Executive agrees to comply with all such policies applicable to Executive.

     Section 4.4 Confidential Information and Trade Secrets. Executive acknowledges that, as a condition of his employment hereunder, Executive agrees to execute and abide by the Company’s confidentiality, non-disclosure, invention assignment, and similar agreements that are presented to Executive to protect the Company’s trade secret, proprietary and business interests. Executive hereby acknowledges and agrees that such agreements shall survive termination of employment and this Agreement and shall remain in force following such termination regardless of the reason for the termination.
ARTICLE 5
TERMINATION
     Executive’s employment relationship with the Company will terminate upon the happening of one of the following defined events, which shall effect a termination of this Agreement on the effective date of any such termination of employment (the “Termination Date):
     Section 5.1 Termination For Fault of Executive. The Company may immediately terminate Executive’s employment at any time for Fault of Executive, by informing Executive of the reason(s) for the termination. For purposes of this Agreement, “Fault” shall mean the occurrence of any one or more of the events which the Company may unilaterally terminate the employment without notice, allowed under relevant laws and regulations in the PRC, as reasonably determined by the Company, which includes:
     (1) where Executive fails to satisfy the terms of recruitment during the probationary period; (2) where Executive seriously violates labor discipline or the employer’s rules or regulations; (3) where Executive seriously derelicts of duty, or engages in graft resulting in material harm to the employer’s interest; and (4) where Executive is prosecuted according to law.
     Section 5.2 Termination For Cause The Company may terminate the employment of Executive by providing one (1) month written notice to Executive, such termination to be effective one (1) month after receipt of such notice by Executive at any time with causes (the “Cause”) allowed under the relevant laws and regulations in the PRC.
     Section 5.3 Resignation Executive may resign from employment by providing the Company with sixty (60) days’ prior written notice of termination.
     Section 5.4 Non Renewal of Agreement. If either party gives proper notice that the Agreement will not be renewed, then the employment will terminate at the end of the Term of Employment.
     Section 5.5 Payment in Lieu of Notice. Company reserves the right (but is not obligated) to make a payment in lieu of any notice of termination of employment which Company or Executive is required to give.
     Section 5.6 Effect of Termination for Fault of Executive, Cause, or Resignation. Upon the termination of Executive’s employment pursuant to Sections 5.1, 5.2 or 5.3 above by either party, the Company’s only obligations to Executive under this Agreement shall be as follows:
     (i) The Company shall pay to Executive, or his representatives, on the date of termination of employment (the “Termination Date”) only that portion of the base Salary provided in Section 3.1 that has been earned by Executive to the Termination Date, only that portion of the Bonus provided in Section 3.3 that is payable to the Executive as of the Termination Date, any accrued but unpaid vacation pay as provided in Section 3.9 as of the Termination Date, and any expense reimbursements due and owing to Executive as of the Termination Date as provided in Sections 3.11 and 3.13; and
     (ii) Executive shall not be entitled to (a) any other Salary or compensation, (b) any further payments under this Agreement, nor (c) any other benefits as provided in Article 3, except for any benefit rights that may be required by law, such as the minimum amount of severance required by applicable law under the termination pursuant to Section 5.3, and his right to any vested Restricted Stock or stock options as of the Termination Date, pursuant to the provisions of Section 3.4 and 3.5.
     Section 5.7 Effect of Termination by the Company other than for Fault or for Cause. Upon the termination of Executive’s employment by the Company other than for Fault or for Cause pursuant to Section 5.1 and 5.2 above, the Company’s only obligations to Executive under this Agreement shall be as follows:
     (i) The Company shall pay to Executive, or his representatives, on the date of termination of employment (the “Termination Date”) a lump sum severance payment equal to one year’s base Salary at the rate in effect at the time of the Termination Date if the Termination Date occurs less than twelve (12) months after the Effective Date. If the Termination Date occurs twelve (12) or more months after the Effective Date, the Company shall pay to Executive, or his representatives, on the Termination Date, a lump sum severance payment equal to six (6) month’s base Salary at the rate in effect at the time of the Termination Date.
     (ii) Pursuant to the provisions of Section 3.4, fifty percent (50%) of any remaining allocated but unvested Restricted Stock granted to Executive on the Effective Date, shall immediately vest and be granted to Executive as of the Termination Date, but Executive shall not be entitled to any further vesting.
     (iii) Fifty percent (50%) of any remaining unvested stock options assumed and converted from Fiberxon options held as of the Effective Date shall immediately vest as of the Termination Date, but Executive shall not be entitled to any further vesting.
     (iv) The Company shall pay for the continued insurance coverage for Executive and Executive’s eligible dependents, as set forth in Section 3.7, for six (6) months following the Termination Date.
     (v) If applicable, a lump-sum payment for the balance of any non-competition compensation owed for the effective period of the non-competition agreement provided on the Effective Date.

     (vi) Executive will receive either the full payments and benefits due to him under this Section 5.7 or a lesser amount so that Executive will not be subject to the Golden Parachute Excise Tax under the United Stated Internal Revenue Code, whichever results in Executive receiving more on an after-tax basis. If applicable, Executive will choose which and to what extent payments or benefits will be reduced.
     Section 5.8 Return of Company Property. Upon the termination of employment for any reason, Executive shall promptly return to Company any and all documents, records, equipment, or property of the Company or its affiliated entities.
ARTICLE 6
MISCELLANEOUS
     Section 6.1 Notices. Any notice given under this Agreement shall be sufficient if given in writing and personally delivered or sent by mail, postage prepaid, to the Company at its principal place of business or to Executive at his last known residence address.
     Section 6.2 Governing Law. This Agreement shall be interpreted, construed, and governed under and according to the laws of the PRC.
     Section 6.3 Dispute Resolution Any disputes arising from this Agreement shall be resolved through the methods set forth below:
     (i) Consultation between Executive and the Company. If consultation fails to result in a settlement, either party may, within sixty (60) days after the initiation of the dispute, apply to a competent Labor Dispute Arbitration Committee for arbitration;
     (ii) Either party may also, within sixty (60) days after the initiation of the dispute, apply to a competent Labor Dispute Arbitration Committee for arbitration without consultation;
     (iii) If either party is not satisfied with the decision of the Arbitration Committee, it may, within fifteen (15) days after receipt of the decision, appeal to a People’s Court having jurisdiction.
     Section 6.4 Waiver. The waiver by any party to a breach of any provision of this Agreement must be in writing and signed by such party to be effective, and shall not operate or be construed as a waiver of any subsequent breach of this Agreement.
     Section 6.5 Entire Agreement. This Agreement comprises the entire agreement between the parties hereto concerning the subject matter hereof. Except for such documents and agreements that are referenced in this Agreement or may be required pursuant to the Merger Agreement, there are no other terms, promises, representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto, relating to the subject matter hereof, which are not fully expressed herein. By signing below, Executive acknowledges that no promises, statements, or inducements have been made that caused Executive to accept employment with the Company other than those expressly stated in this Agreement, and Executive is not relying on any promises or representations that do not appear in writing herein. This Agreement supersedes and replaces any prior employment agreements or understandings between

Executive and the Company. Each of the parties further agrees and understands that this Agreement can be amended or modified only by a written agreement signed by all parties.
     Section 6.6 Assignability. This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Executive. The Company shall be entitled to assign this Agreement to any affiliate or successor of the Company that assumes the ownership or control of the business of the Company, and the Agreement shall inure to the benefit of any such successor or assign.
     Section 6.7 Legal Construction. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. In addition, if any court of competent jurisdiction determines that any of the provisions set forth herein are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision as the case may be, to the extent necessary to render such provision enforceable.
     Section 6.8 Legal Fees and Costs. Except as otherwise provided herein, in the event that any party hereto shall institute any litigation or other proceeding in order to construe or enforce this Agreement, the prevailing party therein shall be entitled to recover its reasonable attorney’s fees and costs incurred in connection therewith.
     WHEREFORE, the parties hereto have executed this Agreement on the dates indicated below, to be effective as of the Effective Date on page 1, regardless of the dates actually signed.

Dated: June 29, 2007	Fiberxon (Chengdu) Technology Co., Ltd.
	By:	-s- Ji Li

	Its:	Ji Li, Legal Representative

Dated: June 29, 2007	YING “JACK” LU
-s- Ying "Jack" Lu